For more information, please contact:	EXHIBIT 99.1

AmTrust Financial Services, Inc.
Investor Relations
Devora Goldenberg
212.220.7120 ext. 7041
IR@amtrustgroup.com

For immediate release
May 5, 2009

AmTrust Financial Services, Inc. Reports First Quarter
Operating Earnings of $30.2 million and Net Income of $24.2 million

(New York) – AmTrust Financial Services, Inc. (NASDAQ: AFSI) today reported operating earnings of $30.2 million for the first quarter of 2009.  Operating earnings is a non-GAAP financial measure defined by the Company as net income, excluding realized investment gains and losses, net of tax.    Gross written premium for the first quarter of 2009 was $267.5 million and net income was $24.2 million.

During the first quarter of 2009, the Company incurred a realized loss on an after-tax basis of $6.0 million on its investment portfolio.  The realized loss related to certain fixed income and equity investments.

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First Quarter Overview:

Gross written premium in the first quarter 2009 increased by $32.7 million to $267.5 million or 13.9% from $234.8 million in the first quarter of 2008.The Company reported operating earnings of $30.2 million or basic operating earnings per share of $0.50 for the first quarter of 2009, an increase of 16% from the first quarter of 2008. Net income for the first quarter 2009 was $24.2 million, or $0.40 basic earnings per share.

First Quarter 2009 Highlights:

•	Quarterly basic operating earnings per share was $.50 ($0.43 in 2008)
•	Quarterly basic earnings per share was $0.40 ($0.37 in 2008)
•	Annualized return on equity on operating earnings for the first quarter was 30.4%
•	Book value per share was $6.77 as of March 31, 2009 ($6.54 as of December 31, 2008)
•	The combined ratio for the first quarter was 79.7% (77.2% in 2008)
•	Completed share repurchases of approximately 700 thousand shares

First Quarter 2009 Results:
Revenue:

Gross written premium for the first quarter was $267.5 million, an increase of 13.9% or $32.7 million from $234.8 million in the first quarter 2008.  The increases were attributable to both organic growth and the continued successful integration of our recent acquisitions.

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Net written premium (gross written premium less cessions for reinsurance, including cessions to Maiden Insurance Company (Maiden)) in the first quarter of 2009 increased by $18.8 million or 16.0%, to $136.2 million from $117.4 million in the first quarter of 2008 and net earned premium for the first quarter of 2009 increased by $35.0 million or 35.9%, to $132.4 million from $97.4 million in the first quarter 2008.

As previously disclosed, the Company entered into a reinsurance agreement with Maiden effective July 1, 2007.  Under the terms of this reinsurance agreement, the Company ceded approximately $87.5 million and $82.9 million of written premium to Maiden in the first quarter of 2009 and 2008, respectively.

The Company’s agreement with Maiden generated $27.6 million and $20.2 million of earned ceding commission for the first quarter of 2009 and 2008, respectively.  The agreement continues to enable the Company to leverage its balance sheet, increase its writings, decrease its expense ratio and, most importantly, increase its return on equity.

Commission and fee income (exclusive of ceding commission from Maiden) for the first quarter 2009 increased by $1.2 million or 19.0% to $7.5 million from $6.3 million for the first quarter 2008.  The increase was attributable primarily to additional fees from Maiden and administrator fees related to new warranty programs in 2009.

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Net investment income, excluding realized gains and losses in the first quarter 2009, was $13.6 million compared to $13.5 million in the first quarter 2008.  Average invested assets for the three months ended March 31, 2009 and 2008 was approximately $1.4 billion.  During the quarters ended March 31, 2009 and 2008, the Company realized investment losses of $6.0 million and $3.4 million, respectively, on an after-tax basis.

Expenses:

The Company’s loss ratio for the quarter ended March 31, 2009 was 56.6% and was consistent with the quarter ended March 31, 2008.

Acquisition Costs and Other Underwriting Expenses less Ceding Commission Revenue for the three months ended March 31, 2009 increased by $17.3 million to $58.2 million from $40.9 million for the three months ended March 31, 2008.  The increase resulted, primarily, from increased premium writings in 2009.  The expense ratio for the three months ended March 31, 2009 increased to 23.1% from 20.5% for the three months ended March 31, 2008.

Other Matters:

During the first quarter the Company completed share repurchases of approximately 700 thousand shares for $5.4 million.  This leaves approximately 2.3 million remaining under its share repurchase authorization.  The weighted average shares outstanding were reduced by approximately 300 thousand shares for the first quarter of 2009.  Book value per common share grew 3.5% from December 31, 2008 and total increase before dividend payment was 4.3% per share.

Shareholders’ Equity as of March 31, 2009 increased to $401.5 million from $392.5 million as of December 31, 2008.  During the quarter, the Board of Directors declared a quarterly dividend of $0.05 per share.

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As of March 31, 2009, the Company’s debt-to-capitalization ratio was 31.1%.  During the second quarter of 2008, the Company entered into a three-year $40 million term loan, which has been reduced as of March 31, 2009 to $30 million.  Additionally, the Company has $123.7 million of long-term trust preferred securities.

Conference Call:

On May 6, 2009 at 10 a.m. ET, the Company will hold a conference call that can be accessed as follows:

Toll-free Dial-in:  877.857.6151
Toll Dial-in (Int’l Callers): 719.325.4746

In order to participate in the conference call, you must register at:

http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call.  In addition, a telephonic replay will be available for seven days and can be accessed by dialing 888.203.1112 or 719.457.0820.  Enter replay passcode 2964661.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage.  For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

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Forward Looking Statement

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that actual developments will be those anticipated by the Company.  Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations.  The Company undertakes no obligation to publicly update any forward-looking statements.

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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Gross premium written	$267,527	$234,756

Premium income
Net premium written	$136,179	$117,442
Change in unearned premium	(3,756)	(20,029)
	132,423	97,413

Ceding commission (primarily related party)	27,591	20,875
Commission and fee income	7,454	6,287
Investment income, net	13,589	13,531
Net realized gains (losses)	(9,238)	(5,220)
Other investment gain (loss) on managed assets	-	(2,900)
	39,396	32,573

Total revenue	171,819	129,986

Loss and loss adjustment expense	74,915	55,165
Acquisition costs and other underwriting expenes	58,154	40,877
Other	5,194	4,794
	138,263	100,836

Income from continuing operations	33,556	29,150

Other income (expense):
Foreign currency gain (loss)	33	159
Interest expense	(4,171)	(2,629)
	(4,138)	(2,470)

Income from continuing operations before provision for income taxes	29,418	26,680

Provision for income taxes	5,256	7,317
Minority interest in net loss of subsidiary	-	(2,900)
Net income available to common shareholders	$24,162	$22,263

Operating earnings (1)	$30,167	$25,656

Earnings per common share:
Basic earnings per share	$0.40	$0.37
Diluted earnings per share	$0.40	$0.37
Basic operating earnings per share (1)	$0.50	$0.43

Weighted average number of basic shares outstanding	59,767	59,969
Weighted average number of diluted shares outstanding	60,000	60,925

Combined ratio	79.7%	77.2%

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	March 31, 2009	December 31, 2008

Cash, cash equivalents and investments	$1,356,583	$1,361,440
Premiums receivables	390,338	419,577
Goodwill and intangible assets	103,999	102,425
Total assets	3,177,753	3,143,893
Loss and loss expense reserves	1,097,247	1,014,059
Unearned premium	765,157	759,915
Trust preferred securities	123,714	123,714
Total stockholders' equity	$401,488	$392,548

AmTrust Financial Services, Inc.
Non-GAAP Financial Measure
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Reconciliation of net income to operating earnings:
Net income	$24,162	$22,263
Less: Net realized gains (losses) net of taxes	(6,005)	(3,393)
Operating earnings (1)	$30,167	$25,656

Operating earnings per common share:
Basic earnings per share	$0.50	$0.43
Diluted earnings per share	$0.50	$0.42

(1)
Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax, which provides a useful indicator of trends in the Company's underlying operations.